DREYFUS PREMIER STATE MUNICIPAL BOND FUND

                          DISTRIBUTION PLAN


           Introduction:  It has been proposed that the above-

captioned investment company (the "Fund") adopt a Distribution

Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the

"Act").  The Plan would pertain to each class set forth on

Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class").  Under the Plan, the Fund would pay the

Fund's distributor (the "Distributor") for distributing shares of each Class.  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the

Fund.

           The Fund's Board, in considering whether the Fund

should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed

determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

           In voting to approve the implementation of such a

plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

           The Plan:  The material aspects of this Plan are as

follows:



           1.      The Fund shall pay to the Distributor for

distribution a fee in respect of each Class at the annual rate set forth on Exhibit A.

           2.      For the purposes of determining the fees payable

under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the

Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such

Class.

           3.      The Fund's Board shall be provided, at least

quarterly, with a written report of all amounts expended

pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

           4.      As to each Class, this Plan will become effective

upon approval by (a) holders of a majority of the outstanding shares of such Class, and (b) a majority of the Board members,

including a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

           5.      This Plan shall continue for a period of one year

from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4(b)

hereof.

           6.      As to each Class, this Plan may be amended at any

time by the Fund's Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such

Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in

paragraph 4(b) hereof.

           7.      As to each Class, this Plan is terminable without

penalty at any time by (a) vote of a majority of the Board

members who are not "interested persons" (as defined in the Act)

of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a

majority of the outstanding shares of such Class.

           8.      The obligations hereunder and under any related

Plan agreement shall only be binding upon the assets and

property of the Fund or the affected series or Class, as the case may be, and shall not be binding upon any Board member,

officer or shareholder of the Fund individually.


Dated:  May 26, 1994
Revised: March 31, 1997

                                   EXHIBIT A

                                              Fee as a Percentage of
Name of Series and Class                      Average Daily Net Assets

Connecticut Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Florida Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Georgia Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Maryland Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Massachusetts Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Michigan Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Minnesota Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

New Jersey Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

North Carolina Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Ohio Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Pennsylvania Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Texas Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%

Virginia Series
        Class B                                       .50 of 1%
        Class C                                       .75 of 1%